                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Salient 3 Communications, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                        SALIENT 3 COMMUNICATIONS, INC.

                    P.O. Box 1498       Reading, Pa.  19603

          NOTICE OF ANNUAL MEETING OF HOLDERS OF CLASS B COMMON STOCK
                           TO BE HELD APRIL 27, 1999


     Notice is hereby given that the Annual Meeting of holders of Class B Common Stock of SALIENT 3 COMMUNICATIONS, INC. (the "Company") will be held at The Inn at Reading, 1040 Park Road North, Wyomissing, Pennsylvania, on Tuesday, April 27, 1999 at 11:00 o'clock in the morning (local time):

     1. For the election of two (2) directors of the Company;

     2. To consider a proposal to ratify the Board of Directors' selection of Arthur Andersen LLP as independent auditors for the year 1999; and

     For the transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only holders of record of issued and outstanding shares of Class B Common Stock of the Company at the close of business on February 27, 1999 are entitled to notice of, and to vote at, the meeting. Such stockholders may vote in person or by proxy. The stock transfer books of the Company will not be closed.

                    By order of the Board of Directors


                    Thomas F. Hafer

                    Secretary

Reading, Pennsylvania
Dated: March 31, 1999

     Stockholders are urged to sign, date and promptly mail the enclosed Proxy in the accompanying envelope or to promptly telephone voting instructions if the proxy so provides. The Proxy is revocable at any time by a written instrument signed in the same manner as the Proxy and received by the Secretary of the Company at or before the Annual Meeting. If you have provided Proxy instructions by telephone, these may be revoked by calling the same telephone number you originally used and following the instructions for revocation prior to the Annual Meeting. If you attend the meeting, you may, if you wish, revoke your Proxy by voting in person.

                        SALIENT 3 COMMUNICATIONS, INC.

                    P.O. Box 1498       Reading, Pa.  19603
                                (610) 856-5500

              PROXY STATEMENT ON BEHALF OF THE BOARD OF DIRECTORS
                      FOR ANNUAL MEETING - APRIL 27, 1999


   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Salient 3 Communications, Inc. (the "Company") for use at the Annual Meeting of holders of Class B Common Stock of the Company (the "Meeting") to be held at The Inn at Reading, 1040 Park Road North, Wyomissing, Pennsylvania, at 11:00 A.M. on Tuesday, April 27, 1999, and at any adjournment thereof. The Proxy Statement and form of Proxy are first being sent or given to stockholders on or about March 31, 1999.

   Only holders of record at the close of business on February 27, 1999 of the outstanding shares of the Company's Class B Common Stock are entitled to vote at the Meeting. The holders of a majority of the Class B Common Stock issued and outstanding and present in person or represented by proxy at the Meeting shall be requisite for and shall constitute a quorum. Only directors of the Company, "active employees" of the Company and its subsidiaries in which the Company owns, directly or indirectly, 100% of the voting shares, and certain trusts for the benefit of such employees, are entitled to hold Class B Common Stock. On February 27, 1999, there were outstanding of record 509,031 shares of the Company's Class B Common Stock. Such eligible stockholders are entitled on all matters to cast one vote for each share held of record. In addition, there were outstanding of record on such date 5,597,327 shares of the Company's Class A Common Stock, excluding treasury shares. Holders of Class A Common Stock are not eligible to vote at the Meeting.

   If the enclosed Proxy is appropriately marked, signed and returned (or voting instructions are telephoned if so indicated on the Proxy) in time to be voted at the Meeting, the shares represented by the Proxy will be voted in accordance with the instructions thus provided. Signed Proxies not marked to the contrary will be voted (1) for the election of management's nominees as directors and (2) for the proposal to ratify the Board of Directors' selection of Arthur Andersen LLP as independent auditors for the year 1999, and, as the Proxy holders may in their discretion determine, on any other matter which may properly come before the Meeting or any adjournment or adjournments thereof.

   Directors are elected by the affirmative vote of a plurality of the votes of the shares entitled to vote, present in person or represented by proxy. Stockholders are not entitled to cumulative voting in the election of directors. An affirmative vote of a majority of shares of Class B Common Stock entitled to vote, present in person or represented by proxy at the meeting, is required for approval of Proposal 2. Abstentions, votes withheld and broker non-votes (described below) are counted in determining whether a quorum is present. Abstentions with respect to any proposal other than the election of directors will have the same effect as votes against the proposal, because approval requires a vote in favor of the proposal by a majority of the shares entitled to vote, present in person or represented by proxy at the meeting. Broker non-votes occur when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal because the beneficial owner has not provided instructions concerning the voting of the shares. Broker non-votes will have no effect on the outcome of any of the matters to be voted upon at the Meeting.

   STOCKHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 1, 1999, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FROM THOMAS F. HAFER, SECRETARY OF THE COMPANY, AT SALIENT 3 COMMUNICATIONS, INC., P.O. BOX 1498, READING, PA 19603,
(610) 856-5500.

1.  ELECTION OF DIRECTORS

A.  NOMINEES FOR DIRECTOR

   The Board is classified into three classes of directors with staggered terms of office. Class I directors serve until the Annual Meeting in 2001; Class II directors until the Annual Meeting in 1999; and Class III directors until the Annual Meeting in 2000. At each Annual Meeting, the successors to the class of directors whose term then expires shall be elected to hold office for a term expiring at the third succeeding Annual Meeting.

   At the 1999 Annual Meeting, two directors are to be elected to hold office until the Annual Meeting of Stockholders in 2002 and until their successors are elected and have qualified. It is the intention of the persons in the accompanying Proxy to vote all shares represented thereby for the election of the two nominees listed below. Should any nominee become unable to accept nomination or election, the Proxy holders may exercise their voting power in favor of such other person or persons as the Board of Directors of the Company may recommend. The Board of Directors, however, has no reason to believe that any of the nominees listed below will be unable to serve as a director. Elections of directors are to be determined by a plurality vote.

   Each of the nominees is now a director of the Company. Their present positions with the Company as well as certain other information are set forth below:

               Name                 Age     Position With Company      Director Since
----------------------------------  ---  ----------------------------  --------------

Paul H. Snyder....................   52  Senior Vice President, Chief       1995
                                         Financial Officer and Director
Donald K. Wilson, Jr..............   63            Director                 1990

   Mr. Snyder was appointed Vice President of the Company in September 1995 and Senior Vice President in February 1997. He has been Chief Financial Officer of the Company since September 1995. He served as Vice President and Chief Financial Officer of The Dreyfus Corporation from August 1994 until joining the Company. For more than five years prior to joining Dreyfus, Mr. Snyder served as Senior Vice President and Chief Financial Officer of Mellon PSFS. Mr. Snyder is a Class II director whose term expires at the Annual Meeting in 1999.

   Mr. Wilson retired in 1994 as Executive Vice President of The Hartford Steam Boiler Inspection and Insurance Company, which is engaged in insurance underwriting, investments and engineering. Mr. Wilson had served in various executive positions with that company since 1970. He served as a consultant with American Phoenix Corporation from 1994 to 1998. He is presently a managing member of Green, Wilson & Associates, which provides counsel to philanthropic organizations. He is also a director of Mechanics Savings Bank and Spencer Turbine Company. Mr. Wilson presently chairs the Boards of Watkinson School and the Hartford Action Plan on Infant Health. Mr. Wilson is a Class II director whose term expires at the Annual Meeting in 1999

The other members of the Board who are not nominees for election at the Meeting and who will continue to serve as directors following the Meeting are as follows:


                  Name                    Age        Position With Company        Director Since
----------------------------------------  ---  ---------------------------------  --------------

John W. Boyer, Jr.......................   70              Director                         1984
Timothy S. Cobb.........................   57  Chairman of the Board, President,            1993
                                               Chief Executive Officer and Director
Dennis E. Foster........................   58              Director                         1998
Robert E. LaBlanc.......................   65              Director                         1997
Donald E. Lyons.........................   69              Director                         1989
Dennis F. Strigl........................   52              Director                         1998

   Mr. Boyer retired in May 1993 as Chairman of Philadelphia Suburban Corporation whose principal subsidiary, Philadelphia Suburban Water Company, is a regulated water utility. Mr. Boyer served in various senior executive positions with that company since 1981. He is a director of Rittenhouse Trust Company and a limited partner of Strategic Advisors International, Inc., a family business consulting firm. Since 1993, Mr. Boyer has been Distinguished Visiting Professor of Finance, Eastern College, St. Davids, Pennsylvania. Mr. Boyer is a Class I director whose term expires at the Annual Meeting in 2001.

   Mr. Cobb has been Chairman of the Board since July 1995, Chief Executive Officer of the Company since March 1994, and President and Chief Operating Officer of the Company since October 1993. He served as President of Gilbert/Commonwealth, Inc., then a subsidiary of the Company, from January 1991 to September 1993 and as President of GAI-Tronics Corporation, a subsidiary of the Company, from June 1988 to December 1991. Mr. Cobb is a Class III director whose term expires at the Annual Meeting in 2000.

   Mr. Foster became Vice Chairman of Alltel Corporation, Inc., which provides telecommunications and information services, when it merged in 1998 with 360/0/ Communications Company, formerly Sprint Corporation's cellular and wireless division. Mr. Foster had been President and Chief Executive Officer of 360/0/ Communications Company since January 1996. Mr. Foster joined Sprint in 1992 as Senior Vice President of Operations for its local telecommunications division and became President and Chief Operating Officer of its cellular and wireless division in March 1993. Prior to joining Sprint, Mr. Foster held management positions in the areas of marketing, regulatory and corporate strategic planning, as well as operational assignments with AT&T and GTE. He serves as Chairman of the Board of the Cellular Telephone Industry Association's Foundation for Wireless Telecommunications. He also serves on the board of trustees of Rush-Presbyterian St. Luke's Medical Center in Chicago and the University of Findlay in Ohio. Mr. Foster is a Class I director whose term expires at the Annual Meeting in 2001.

   Mr. LaBlanc has served as President of Robert E. LaBlanc Associates, an information technologies consulting and investment banking firm, since 1981. Prior to that, he was Vice Chairman of Continental Telecom, Inc., a major telecommunications services company now merged with GTE. Mr. LaBlanc began his career in the former Bell System and served as telecommunications analyst and general partner with Salomon Brothers, Inc. before joining Continental. Mr. LaBlanc is currently a director of Storage Technology Corp., Titan Corp., a family of Prudential Mutual Funds, and two wholly owned subsidiaries of Singapore Technologies Pte Ltd. Mr. LaBlanc is a director of Norwood Venture Corp. and Chairman of the Advisory Board of Edleson Technology Partners, both venture capital companies. Mr. LaBlanc also serves as a trustee of Manhattan College. Mr. LaBlanc is a Class III director whose term expires at the Annual Meeting in 2000.

   For five years prior to his retirement in 1987, Mr. Lyons served as Chief Executive Officer and President of the Power Systems Group of Combustion Engineering, Inc., a supplier of technology, equipment and services to the power and process industries. Mr. Lyons is also Chairman of the Board of CANISCO Resources, Inc. Mr. Lyons is a Class I director whose term expires at the Annual Meeting in 2001.

   Mr. Strigl has served as President and Chief Executive Officer of Bell Atlantic Mobile since 1991 and as Group President and Chief Executive Officer of Bell Atlantic Global Wireless Group since 1997, both providing cellular telephone and wireless communications networks and equipment. He joined Bell Atlantic Mobile in 1989, serving as Vice President-Product Management for Network Services and later as Vice President-Operations and Chief Operating Officer, and a member of the Board of Directors of New Jersey Bell. Mr. Strigl is a director of General Magic Incorporated, Grupo Iusacell S.A. de C.V. and the Cellular Telecommunications Industry Association, serving as Chairman of the latter for 1996-1997. Mr. Strigl was appointed to the Board on July 29, 1998, filling a vacancy existing at that time. He serves as a Class III director whose term will expire at the Annual Meeting in 2000.

B.  MEETINGS AND COMMITTEES OF DIRECTORS

   The Board of Directors held a total of six regular and special meetings during 1998. Each incumbent director attended at least 75% of the total number of meetings of the Board and committees of the Board held while he was a member thereof.

   The Board of Directors has established the following committees:

   An audit committee consisting of D. K. Wilson, Jr., Chairman, J. W. Boyer, Jr., D. E. Foster, R. E. LaBlanc and D. E. Lyons which held two meetings in 1998. This committee is primarily concerned with the effectiveness of the Company's internal financial control systems and of the audits of the Company's financial statements by the Company's independent accountants. Its duties include recommending the selection of independent accountants; reviewing the scope of audits to be conducted by independent accountants and internal auditors and the results of such audits; and appraising the Company's financial reporting activities and accounting policies.

   An executive development committee consisting of J. W. Boyer, Jr., Chairman,
R. E. LaBlanc, D. E. Foster, D. E. Lyons and D. K. Wilson which held four meetings in 1998. The committee assists the Board in structuring compensation and incentive plans for management, and assists management in the review of candidates, succession and development of directors, officers and management. Its duties include reviewing and recommending to the Board compensation and other benefits for directors, officers and management; serving as any committee required by incentive compensation plans for such Company personnel; and reviewing with the Chief Executive Officer the internal organization and key manpower planning and development of the Company.

   The Board of Directors has not formed a separate standing nominating committee.

C.  BENEFICIAL OWNERSHIP OF EQUITY SECURITIES BY CERTAIN PERSONS

   As of February 27, 1999, the number and percentage of equity securities of the Company beneficially owned by (i) each of the directors or nominees for director, (ii) each Executive Officer named in the Summary Compensation Table,
(iii) all Executive Officers and directors of the Company as a group and (iv) all holders of more than five percent (5%) of the Class B Common stock are set forth in the following table:


                                          CLASS B         PERCENTAGE     CLASS A      PERCENTAGE
           Individuals                  COMMON STOCK     OF CLASS (1)  COMMON STOCK   OF CLASS(1)
          --------------             ------------------  ------------  ------------  -------------
J. W. Boyer, Jr....................     5,400(2)             1.0%          6,500            *
T. S. Cobb.........................   227,572(2)(3)(4)      37.8             ---          ---
D. E. Foster.......................     2,000                  *             ---          ---
T. F. Hafer........................    75,097(2)(3)(4)      13.9             ---          ---
R. E. LaBlanc......................    18,000                3.5             ---          ---
D. E. Lyons........................     8,828(2)             1.7             ---          ---
P. H. Snyder.......................    78,767(2)(3)(4)      14.7             ---          ---
D. E. Strigl.......................       ---                ---             200            *
D. K. Wilson, Jr...................    11,495(2)             2.2             ---          ---

All Executive Officers, directors
as a group (nine persons)..........   427,159(2)(3)(4)      62.7           6,700            *

Merrill Lynch & Company (5)........   169,907               33.4         193,613          3.5

---------------------
(1) Asterisks indicate beneficial ownership of less than 1% of the outstanding shares of the class.

(2) Includes options held by Messrs. Boyer, Cobb, Hafer, LaBlanc, Lyons, Snyder and Wilson to purchase 5,400, 92,914, 30,000, 3,000 5,400, 26,000, and 9,600
    shares, respectively, of Class B Common Stock exercisable within 60 days.

(3) Includes shares purchased through February 27, 1999 on behalf of Mr. Cobb, Mr. Snyder and Mr. Hafer under the Company's Stock Purchase Program and shares for Mr. Hafer from contributions to the Payroll Stock Ownership portion of the Retirement Savings Plan.

(4) Includes awards through February 27, 1999 of 80,500 shares of restricted stock for Mr. Cobb and 30,300 shares of restricted stock each for Mr. Snyder and Mr. Hafer.

(5) Merrill Lynch & Company, 265 Davidson Avenue, Somerset, NJ 08873 holds through controlled nominees shares of the Company's Class B and Class A Common Stock as trustee on behalf of present and past employees pursuant to various employee benefit plans of the Company.

D.  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Board Committee Report on Executive Compensation

  The Executive Development Committee of the Board assists the Board in structuring compensation arrangements and incentive plans for the officers and senior management of the Company. Decisions on compensation and the grant of incentives are generally made by the members of the Committee, each of whom is a non-employee director. All decisions by the Committee relating to the compensation and incentives for the Company's officers are submitted to the full Board for ratification or revision. Set forth below is the Committee's report on the 1998 compensation of the Executive Officers of the Company.

 Compensation Policies Toward Executive Officers

  Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the allowable tax deduction of compensation paid by a publicly-held corporation to its chief executive officer and its other four most highly compensated executive officers employed at year-end, subject to certain pre-established objective performance-based exceptions. The Committee intends to take Section 162(m) into account when formulating its compensation policies for the Company's Chief Executive Officer and its two other Executive Officers and to comply with
Section 162(m), if and where the Committee determines compliance to be practicable and in the best interests of the Company and its stockholders.

  The Committee utilizes the services of Sibson & Company, Inc., independent compensation consultants, on an ongoing basis.

 The Committee has established a compensation policy for the Company as follows:

 . Salary will be the basic compensation mechanism.
 . The Annual Incentive Program, discussed below, will be used to provide specific growth oriented incentives and rewards for achieving targeted performance.
 . Grants of stock options and/or restricted stock, coupled with a loan program approved by stockholders in 1996, will be used to align management's interests with stockholders' interests and encourage long-term investment and interest in overall Company performance.
 . Other benefit programs will be used to encourage ownership and retention of Company stock by management personnel and employees generally.

  The Committee applies these policies directly to the Executive Officers, presidents of the Company's subsidiaries and certain other management personnel. The Committee also reviews the compensation policies and practices of the subsidiaries for general alignment and appropriateness across and between subsidiary units.

  Relationship of Performance Under Compensation Plans

   Salaries

   Each year the Committee evaluates the salaries of the officers of the Company. These are compared with information available about salaries in the Company's industry, trends in executive salaries, and the performance of the individuals. Depending upon the officer involved, the Committee may utilize salary information relating to comparable companies or companies in other businesses in which subsidiaries of the Company are engaged. The various factors considered in the salary increase decision are not formally weighted and the Committee uses subjective judgment in making its decisions.

   The salary levels for Mr. Cobb and the other Executive Officers were slightly above the median for companies within the same industry and of comparable size to the Company. No salary increase was granted in 1998 to Mr. Cobb; Mr. Snyder and Mr. Hafer each received a $10,000 increase.

   Annual Incentive Program

   In addition to the Executive Officers, the officers and key management of the Company and its subsidiaries participate in an annual incentive program. Under the program, incentive awards are made annually based on performance measured against predetermined targets. For 1998, the targets for Executive Officers were based on achieving financial performance levels related to the earnings per share from continuing operations of the Company. In 1998, Mr. Cobb had a maximum incentive opportunity equal to 150% of his salary and Messrs. Snyder and Hafer had maximum incentive opportunities equal to 70% of their salaries. For 1998, Mr. Cobb was awarded a bonus of 38.5% of his salary; Messrs. Snyder and Hafer were awarded a bonus of 28.6% and 29.3% of their respective salaries.

   Stock Incentive Plans

   Stock Options
   -------------

   In 1998, 327,000 stock options were granted to 216 employees, managers and officers of the Company. The Executive Officers and others each received options potentially exercisable for shares of the Company's Class B Common Stock. The options for Messrs. Cobb, Snyder and Hafer and other employees were awarded in December, 1998 and were based on each individual's position and performance during 1998 respectively. The options granted to Messrs. Cobb, Snyder and Hafer represented 16.8%, 6.7% and 5.7%, respectively, of the total options granted.

   Restricted Stock
   ----------------

   In 1998, 45,000 shares of restricted stock were awarded to 7 officers and managers of the Company based on the individuals' performances in 1998. These shares will not be available to the recipients until the end of 2008, subject to possible release of the restrictions at the end of 2001 if predetermined cumulative earnings per share targets are achieved. Shares issued to Messrs. Cobb, Snyder and Hafer represent 48.9%, 19.6%, and 19.6%, respectively, of the total shares awarded.

   Stock Purchase Assistance Plan
   ------------------------------

   Selected key executives of the Company and certain subsidiaries may be extended Company loans for the purpose of acquiring Company stock as well as to refinance loans previously incurred in the purchase of Company stock. All loans are full recourse loans, evidenced by promissory notes, and secured by the shares purchased or refinanced with loan proceeds. Loan interest, at the Company's approximate cost of borrowing, is payable quarterly with principal payments generally due in 10 equal annual installments. Under the provisions of the Plan, $153,188 was advanced to three individuals during 1998 for the purchase of Company stock. Advances to Mr. Snyder and Mr. Hafer represented 34.5% and 6.7%, respectively, of the total. The largest aggregate amount of indebtedness outstanding during 1998 under the Plan for Messers. Cobb, Snyder and Hafer was $392,000, $213,075 and $100,313, respectively. Their outstanding balances for March 31, 1999, are $392,000, $162,386, and $85,107, respectively.

  It is the intent of the Company that stock purchased as a result of the exercise of options, receipt of restricted stock and stock acquired with proceeds of Company loans will be held by the executives as long-term personal assets. The Company believes that this will align management's interest with stockholders' interests in the future performance of the Company. Based on certain minimum collateral requirements, stock purchased with a loan from the Stock Purchase Assistance Plan is held by the Company until the loan is repaid. Restricted stock is held by the Company until the stock vests. However, there are no contractual or other restrictions limiting the disposition of such stock thereafter.

                        EXECUTIVE DEVELOPMENT COMMITTEE
                         John W. Boyer, Jr., Chairman


Comparison of Five Year Cumulative Total Return

   In order to compare returns to Company stockholders, the Company uses a Peer Group made up of all of the companies in the S & P Small Cap 600 Communications Equipment Companies Index, which emphasizes telecommunications equipment and contains several direct competitors of the Company's telecommunications subsidiaries.

   The following graph shows the cumulative total stockholder return on the Company's Class A Common Stock over the last five fiscal years as compared to the returns of the Nasdaq Stock Market Index and the Peer Group just described. The graph assumes $100 was invested on December 31, 1993 in each company involved and all dividends were reinvested.

       COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG SALIENT 3 COMMUNICATIONS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP


                           [line chart appears here]

                                           Cumulative Total Return
                           ----------------------------------------------------
                           12/93     12/94     12/95    12/96     12/97    12/98
Salient 3
  Communications, Inc.      100        97        90      104        96       71
Peer Group                  100       116       197      196       173      161
NASDAQ Stock Market (U.S.)  100        98       138      170       209      293

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table shows, for fiscal 1998, 1997 and 1996, the cash compensation paid by the Company, as well as other compensation paid, accrued or awarded for those years, to the Company's Chief Executive Officer and to each of the remaining most highly compensated Executive Officers whose total annual salary and bonus exceeded $100,000 in fiscal 1998 (collectively, the "Executive Officers").

                          SUMMARY COMPENSATION TABLE


                                                           LONG-TERM COMPENSATION
                                                          -------------------------
                                                                    AWARDS
                                                          -------------------------
                                           ANNUAL        RESTRICTED   SECURITIES
          NAME AND                      COMPENSATION       STOCK      UNDERLYING       ALL OTHER
                                     -------------------
     PRINCIPAL POSITION        YEAR  SALARY($) BONUS($)   AWARDS($)  OPTIONS(#)(1)   COMPENSATION($)
-----------------------------  ----  -------  ----------  -------  ----------------  ---------------
T. S. Cobb                     1998  390,000     150,000  209,000(2)    55,000            29,113(3)
President & Chief              1997  390,000           0  540,000      100,000            29,300
Executive Officer              1996  389,423     390,000  231,250       37,000            28,846

P. H. Snyder                   1998  210,000      60,000   83,600(2)    22,000            24,113(3)
Sr. Vice President &           1997  200,000      20,000  208,875       40,000            24,300
Chief Financial Officer        1996  199,615     100,000   75,000       12,000            32,800

T. F. Hafer                    1998  205,000      60,000   83,600(2)    18,700            24,113(3)
Sr. Vice President, General    1997  195,000      19,500  208,875       34,000            24,300
Counsel & Secretary            1996  194,615      97,500   75,000       12,000            23,846

----------------
(1) See footnote 1 to the following Stock Option table.

(2) Restricted stock was awarded in December 1998. Mr. Cobb received a total of 22,000 shares and Messers Snyder and Hafer 8,800 shares each. All restricted stock is Class B Common Stock and will vest and be distributed at the end of ten years or at the end of the three year period following the award if certain earnings per share goals are met for that period. Any dividends on the stock will be held by the Company and distributed when the stock vests. The aggregate value at the end of fiscal 1998 of the 80,500 shares of restricted stock held by Mr. Cobb was $734,563, $276,488 for the 30,300 shares held by Mr. Snyder, and $276,488 for the 30,300 shares held by Mr. Hafer.

(3) Includes in 1998: (a) for Mr. Cobb, Mr. Snyder, and Mr. Hafer, Company contributions of $11,200 to each of their accounts under the Company's Retirement Savings Plan and $2,913 to each of their accounts in the Company's Stock Purchase Program; (b) for Mr. Cobb, Mr. Snyder and Mr. Hafer, taxable expense reimbursements of $15,000, $10,000 and $10,000, respectively.

STOCK OPTIONS

   The following table contains information concerning the stock options granted to Executive Officers during 1998 under the Company's Long Term Incentive Plan:


   OPTION GRANTS IN LAST FISCAL YEAR
                                      INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                   --------------------------------------------------------
                                PERCENT OF                                       VALUE AT ASSUMED
                    NUMBER OF     TOTAL                                          ANNUAL RATES OF
                   SECURITIES    OPTIONS                                           STOCK PRICE
                   UNDERLYING   GRANTED TO                                       APPRECIATION FOR
                    OPTIONS    EMPLOYEES IN  EXERCISE PRICE      EXPIRATION       OPTION TERM ($)
                                                                               ---------------------
     NAME          GRANTED(1)     1998       PER SHARE ($)          DATE           5%         10%
--------------     ----------     ----     -----------------     ----------     -------     -------
T. S. Cobb           55,000       16.8%           9.50             12/9/08      328,597     832,730
P. H. Snyder         22,000        6.7            9.50             12/9/08      131,439     333,092
T. F. Hafer          18,700        5.7            9.50             12/9/08      111,723     283,128

(1) Options cannot be exercised for at least two years from the date of grant. The exercise price is the fair market value of the stock on the date of grant.

AGGREGATE OPTION EXERCISES AND YEAR-END VALUES

   The following table shows stock options exercised by Executive Officers during 1998, including the aggregate value of any gains on the date of exercise. In addition, this table includes the number of shares of Class B Common Stock covered by both exercisable and non-exercisable stock options as of January 1, 1999. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of outstanding stock options and the year-end price of Company Class A Common Stock.

              AGGREGATE STOCK OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                             NO. OF  SHARES UNDERLYING       VALUE OF UNEXERCISED
                                                UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                               AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)(1)
                                           -----------------------------  ---------------------------
                    SHARES
                   ACQUIRED       VALUE                        NOT                          NOT
     NAME       ON EXERCISE(#)  REALIZED($) EXERCISABLE   EXERCISABLE(2)  EXERCISABLE  EXERCISABLE(2)
--------------  --------------  ---------  -------------  --------------  -----------  --------------
T. S. Cobb           ----          ----        67,914         194,086         ----           ---
T. F. Hafer          ----          ----        21,500          58,700         ----           ---
P. H. Snyder         ----          ----        16,000          68,000         ----           ---

-------------------
(1) Determined by deducting the exercise price from the January 1, 1999 market price of the Company's common stock.

(2) Future exercise is subject to continued employment by the Company for at least two years from the date the options were granted, subject to acceleration for retirement, death or total disability.

COMPENSATION COMMITTEE INTERLOCKS

   There were no Executive Development Committee interlocks during 1998.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

   The Company has no formal contracts of employment with its Executive Officers. In 1989, the Board of Directors adopted a Benefit Equalization Plan which provides supplemental retirement income to several retired officers of the Company and its subsidiaries. In 1997, the Board added Messrs. Cobb, Snyder and Hafer to the Plan. Payments under the Plan will be made to those three Executive Officers only to the extent that income from Social Security, the Company-paid portions of Company retirement plans, and the value of any restricted stock which has vested by the passage of time do not equal 50% of an individual's average annual salary for the three highest paid years. In the event of a change of control, as defined in the Plan, any payments due will be accelerated, such payments being essentially the present value of the stream of payments which would have been made had there been no change of control. The Plan is unfunded and terminates for an individual upon termination of employment for any reason other than retirement, death or disability.

DIRECTOR COMPENSATION

   Each Board member, other than officers of the Company, receives an annual retainer of $18,000; committee chairmen receive an additional $5,000. Each such director also receives $1,000 for each committee or Board meeting attended.

   In 1996, the Board adopted and the Stockholders approved the Directors' Stock Option Plan. Under the terms of that plan, each non-employee Board member may elect to receive stock options in lieu of all or a specified portion of his annual retainer to be earned during that year.


2. PROPOSAL TO RATIFY THE BOARD OF DIRECTORS' SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR THE YEAR 1999.

   The Board of Directors has selected the firm of Arthur Andersen LLP, independent accountants, to audit the accounts of the Company for the year 1999 and requests that such selection be ratified by stockholders. Although submission to stockholders of the appointment of the independent auditors is not required by law, the Board of Directors, in accordance with its long-standing policy of seeking annual stockholder ratification of the selection of auditors, believes it appropriate that such selection be ratified by the stockholders. The Company has been advised that neither that firm nor any of its partners has any material direct or indirect relationship with the Company or its subsidiaries.

   A representative from Arthur Andersen will attend the Meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

STOCKHOLDER PROPOSALS

   If a holder of Class B Common Stock has a proposal which he or she intends to present at the 2000 Annual Meeting, it must be received by the Company on or before November 30, 1999 in order to be considered for inclusion in the Company's Proxy Statement and Proxy for such meeting. Stockholder proposals should be submitted to Thomas F. Hafer, Secretary of the Company, at the address indicated on the first page of this Proxy Statement.

OTHER MATTERS

   The Board of Directors does not intend to bring any other matter before the Meeting and has not been informed of any other business which others may bring before the Meeting. However, if any other matters should properly come before the Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote on such matters as they, in their discretion, may deem advisable.

   The Company will pay all costs of soliciting Proxies in the accompanying form. Solicitation will be made by mail, and officers and other employees of the Company may also solicit Proxies by telephone, telecopy or personal interview.

                                     By order of the Board of Directors,



                                           Thomas F. Hafer,

                                              Secretary
March 31, 1999

                        SALIENT 3 COMMUNICATIONS, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING APRIL 27, 1999

The undersigned hereby appoints TIMOTHY S. COBB and PAUL H. SNYDER, and each of them, with full power of substitution, attorneys and proxies to represent the undersigned at the annual meeting of Salient 3 Communications, Inc. to be held on Tuesday, April 27, 1999, and at any adjournment thereof, and to there vote, as indicated below, all shares of Class B Common Stock that the undersigned would possess if personally present.

MARK ALL CHOICES LIKE THIS [_]. SIGN AS YOUR NAME APPEARS ON YOUR STOCK, DATE AND RETURN IN ENCLOSED ENVELOPE.

1. Election of Directors  [_]  Vote for all  (except as marked to the contrary
                                     --
                               below)

                          [_]  Withhold from voting for all

                          [_]  P.H. Snyder         [_]  D.K. Wilson, Jr.

                                               For  Against  Abstain
2.  Proposal to Ratify the Board's selection   [_]    [_]      [_]
    of Arthur Andersen LLP as independent
    auditors for  1999.


----------------------------     ---------------------------    ------------
SIGNATURE OF STOCKHOLDER         PLEASE PRINT YOUR NAME ALSO        DATE